                           CONSENT OF INDEPENDENT
                       CERTIFIED PUBLIC ACCOUNTANTS


Casino Resource Corporation
Ocean Springs, Mississippi

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated November 5, 1996, except for Note 14 as to which the date is December 26, 1996 and Note 6 as to which the date is May 19, 1997, relating to the consolidated financial statements of Casino Resource Corporation and Subsidiaries appearing in the Company's Annual Report on Form 10-KSB and as amended on Form 10-KSB/A for the year ended September 30, 1996.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


Chicago, Illinois                               BDO SEIDMAN, LLP
November 17, 1997